TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.17

Dated: as of December 31, 2009

BEDFORD MARITIME CORP.
BRIGHTON MARITIME CORP.
HARI MARITIME CORP.
PROSPECT NAVIGATION CORP.
HANCOCK NAVIGATION CORP
COLUMBUS MARITIME CORP.
and
WHITEHALL MARINE TRANSPORT CORP.
as joint and several Borrowers

TBS INTERNATIONAL LIMITED
as Guarantor

DVB GROUP MERCHANT BANK (ASIA) LTD.
as Lender

DVB GROUP MERCHANT BANK (ASIA) LTD.
as Facility Agent and Security Trustee

-and-

DVB BANK SE
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
and
NATIXIS
as Swap Banks

_______________________________________________________

SECOND AMENDATORY AGREEMENT
______________________________________________________

Amending and Supplementing the Loan Agreement dated as of January 16, 2008, as amended by a First Amendatory Agreement dated as of March 23, 2009

SECOND AMENDATORY AGREEMENT dated as of December 31, 2009 (this “Second Amendatory Agreement”)

AMONG

(1)
BEDFORD MARITIME CORP., BRIGHTON MARITIME CORP., HARI MARITIME CORP., PROSPECT NAVIGATION CORP., HANCOCK NAVIGATION CORP., COLUMBUS MARITIME CORP. and WHITEHALL MARINE TRANSPORT CORP., each a corporation organized and existing under the law of the Republic of The Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”);

(2)	TBS INTERNATIONAL LIMITED, a company organized and existing under the law of Bermuda, as guarantor (the “Guarantor”);

(3)	DVB GROUP MERCHANT BANK (ASIA) LTD., acting through its office at 77 Robinson Road 30-02, Singapore, as lender (in such capacity, the “Lender”);

(4)
DVB GROUP MERCHANT BANK (ASIA) LTD., acting through its office at 77 Robinson Road 30-02, Singapore, as facility agent (in such capacity, the “Facility Agent”) for the Lender and as security trustee (in such capacity, the “Security Trustee”) for the Lender and the Swap Banks; and

(5)
DVB BANK SE (as successor-in-interest to DVB Bank AG), acting through its office at Platz der Republik 6, 60325 Frankfurt/Main, Germany, THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, acting through its office at Head Office, Building A3, Lower Baggot Street, Dublin 2, Ireland, and NATIXIS, acting through its office at BP 4 - F-75060, Paris Cedex 02, France, as swap banks (each, a “Swap Bank” and together, the “Swap Banks”).

WITNESSETH THAT:

WHEREAS, the Borrowers, the Guarantor, the Lender, the Facility Agent, the Security Trustee, the Swap Banks and others are parties to a Loan Agreement dated as of January 16, 2008 (the “Original Loan Agreement”), as amended by a First Amendatory Agreement dated as of March 23, 2009 (the “First Amendatory Agreement”; and the Original Loan Agreement, as amended by the First Amendatory Agreement, the “Loan Agreement”).

WHEREAS, the waivers granted pursuant to Clause 3.2 of the First Amendatory Agreement in respect of Clauses 10.1(x) and 10.3(a) of the Original Loan Agreement will expire as of 12:01 am on January 1, 2010 (the “Specified Waivers”).

WHEREAS, upon the terms and conditions stated herein, the parties hereto have agreed pursuant to Clause 19.1(b) of the Loan Agreement to:

(a)	amend certain provisions of the Loan Agreement; and

(b)	extend the Specified Waivers until the expiration of the Waiver Period (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1	DEFINITIONS

1.1	Defined terms. Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Loan Agreement. In addition:

“Waiver Period” means the period commencing on January 1, 2010 at 12:01 a.m. and ending on the earliest to occur of (a) April 1, 2010 at 12:00 a.m. Eastern Time and (b) the occurrence after the commencement of the Waiver Period of any Event of Default, including, without limitation, any failure to comply with the provisions of this Second Amendatory Agreement.

2	AMENDMENTS TO THE LOAN AGREEMENT

2.1
Amendments.  Pursuant to Clause 19.1(b) of the Loan Agreement, subject to fulfillment or waiver of the conditions subsequent stated in Clause 5 below, the parties hereto agree to amend the Loan Agreement as follows with effect on and from the date hereof:

(a)	The definition of “Bank of America Credit Facility” in Clause 1.1 is amended and restated to read as follows:

““Bank of America Credit Facility Agreement” means Amended and Restated Credit Agreement dated as of March 26, 2008, as amended or supplemented from time to time, among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Cumberland Navigation Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Hartley Navigation Corp., Henley Maritime Corp., Hudson Maritime Corp., Jessup Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Quentin Navigation Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vedado Maritime Corp., Vernon Maritime Corp., Windsor Maritime Corp. and other persons named therein from time to time as Borrowers, (ii) the Guarantor as Holdings, (iii) TBS Shipping Services Inc. as Administrative Borrower, (iv) each lender from time to time party thereto as Lenders and (v) Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, upon the terms and conditions of which a $267.5 million credit facility was made available to the Borrowers named therein;”

(b)	The definition of “Bank of America Credit Facility Financial Covenants” in Clause 1.1 is amended and restated to read as follows:

““Bank of America Credit Facility Financial Covenants” means the covenants stated in Section 7.13 of the Bank of America Credit Facility Agreement;”

(c)	The definition of “Margin” in Clause 1.1 is amended and restated to read as follows:

““Margin” means 5.00 percent per annum;

(d)	The definition of “RBS Credit Facility” in Clause 1.1 is amended and restated to read as follows:

““RBS Credit Facility Agreement” means the Loan Agreement dated March 29, 2007, as amended or supplemented from time to time, among Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as Borrowers, each lender from time to time party thereto as Lenders, The Royal Bank of Scotland plc as Mandated Lead Arranger and The Royal Bank of Scotland plc as Bookrunner, Agent, Security Trustee and Swap Bank, upon the terms and conditions of which a $150.0 million credit facility was made available to the Borrowers named therein;”

(e)	The following definitions are added to Clause 1.1:

““AIG Credit Facility Agreement” means the Loan Agreement dated February 29, 2008, as amended or supplemented from time to time, among Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp. as Borrowers, TBS International Limited, as Parent Guarantor and Sherwood Shipping Corp., as Guarantor, and AIG Commercial Equipment Finance, Inc., as Lender, upon the terms and conditions of which a $35 million credit facility was made available to the Borrowers named therein;”

““Berenberg Credit Facility Agreement” means the Loan Agreement dated June 19, 2008, as amended or supplemented from time to time, between Grainger Maritime Corp., as Borrower, and Joh. Berenberg, Gossler & Co. KG, as Lender, upon the terms and conditions of which a $13 million credit facility was made available to the Borrowers named therein;”

““Commerzbank Credit Facility Agreement” means the Loan Agreement dated May 28, 2008, as amended or supplemented from time to time, between Dyker Maritime Corp. as Borrower, and Commerzbank AG, as Lender, upon the terms and conditions of which a $12.5 million credit facility was made available to the Borrowers named therein;”

““Credit Suisse Credit Facility Agreement” means the Loan Agreement dated December 7, 2007, as amended or supplemented from time to time, among Claremont Shipping Corp. and Yorkshire Shipping Corp. as Borrowers, and Credit Suisse, as Lender, upon the terms and conditions of which a $40 million credit facility was made available to the Borrowers named therein;” and

““RBS Guarantee Facility Agreement” means the Facility Agreement dated March 29, 2007, as amended or supplemented from time to time, among  Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as Borrowers and The Royal Bank of Scotland plc as Lender, upon the terms and conditions of which a $84 million guarantee facility was made available to the Borrowers named therein;”

(f)	Clause 10.2(h) is amended and restated to read as follows:

“(i)
none of the Borrowers shall incur any Financial Indebtedness other than (A) the Loan, (B) in the usual course of business, (C) as permitted by the Finance Documents and (D) Financial Indebtedness that is fully subordinated to the Loan; and

(ii)	from March 23, 2009 until 12:00 a.m. on April 1, 2010, the Guarantor Group shall not, on a consolidated basis, incur any Financial Indebtedness other than:

(1)	the Loan;

(2)	in the usual course of business;

(3)	pursuant to the AIG Credit Facility Agreement;

(4)	pursuant to the Bank of America Credit Facility Agreement;

(5)	pursuant to the Berenberg Credit Facility Agreement;

(6)	pursuant to the Commerzbank Credit Facility Agreement;

(7)	pursuant to the Credit Suisse Credit Facility Agreement;

(8)	pursuant to the RBS Credit Facility Agreement;

(9)	pursuant to the RBS Guarantee Facility Agreement; and

(10)	Financial Indebtedness that is fully subordinated to the Guarantors’ obligations under Clause 21 of the Loan Agreement;”

(g)	Clause 10.2(i) is amended and restated to read as follows:

“(i)
(A) from March 23, 2009 until 12:00 a.m. on April 1, 2010 or (B) at any time thereafter if an Event of Default shall have occurred and so long as such Event of Default shall be continuing, the Guarantor shall not:

(x)
declare or pay any dividends or return any capital to any equity holder or authorize or make any other distribution, payment or delivery of property or cash to any equity holder as such (collectively, a “Distribution”);

(y)
redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any share of any class of its capital stock or other form of equity interest (or require any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding (collectively, a “Redemption”); or

(z)           set aside any funds for any of the foregoing purposes;

and as of the date immediately preceding the date on which the Guarantor is no longer prohibited from declaring or making a Distribution or a Redemption, and the Guarantor intends to declare or make a Distribution or Redemption, the Guarantor shall establish to the reasonable satisfaction of the Facility Agent that no Event of Default has occurred and is continuing or would occur from the declaring or making of any such Distribution or Redemption;

(ii)
if an Event of Default shall have occurred and so long as such Event of Default shall be continuing, none of the Borrowers shall (x) declare or make any Distribution or Redemption, (y) repay any subordinated loans or (z) set aside any funds for any of the foregoing purposes;”

(h)	Clause 13.1(q) is amended and restated to read as follows:

“(q)	the Guarantor Group fails to comply with the Bank of America Credit Facility Financial Covenants; or”

3	EXTENSION OF SPECIFIED WAIVERS

3.1
Extension of Specified Waivers.  Pursuant to Clause 19.1(b) of the Loan Agreement, the Credit Parties agree to extend temporarily the waiver of compliance by the Obligors with the requirements of Clauses 10.1(x) and 10.3(a) of the Loan Agreement during the Waiver Period (and for the avoidance of doubt the Obligors’ compliance with the requirements of Clauses 10.1(x) and 10.3(a) of the Loan Agreement shall be reinstated immediately upon the expiration of the Waiver Period and shall be required at all times thereafter).

3.2
Covenants.  In consideration of the Credit Parties’ agreement in Clause 3.1 to extend the Specified Waivers temporarily during the Waiver Period, so long as any Lender shall have any Commitment under the Loan Agreement, as amended hereby, or any Secured Liabilities shall remain unpaid or unsatisfied, the Guarantor Group shall not, on a consolidated basis:

(a)
for each calendar month ending on or after January 1, 2010, permit Qualified Cash of the Loan Parties (other than the Limited Guarantors), to be less than the greater of (i) $25,000,000 or (ii) $40,000,000 minus any prepayment of Indebtedness made during such calendar month as permitted after giving effect to Amendment No. 2 to the Bank of America Credit Facility Agreement, of which a minimum average balance of $9,375,000 in any such calendar month shall be deposited with Bank of America, N.A.;

(b)	permit the Consolidated Interest Charges Coverage Ratio as of the four fiscal quarters ending December 31, 2009 to be less than 1.75:1.00; and

(c)	prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof, in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(i)	the prepayment of the Credit Extensions in accordance with the terms of the Bank of America Credit Facility Agreement;

(ii)
regularly scheduled or required repayments, mandatory prepayments or redemptions of Indebtedness described on Schedule 7.02 of the Bank of America Credit Facility Agreement in respect of the RBS Credit Facility Agreement, the Credit Suisse Credit Facility Agreement, the AIG Credit Facility Agreement, the Commerzbank Credit Facility Agreement and the Berenberg Credit Facility Agreement; and

(iii)
other prepayments of Indebtedness described on Schedule 7.02 the Bank of America Credit Facility Agreement in respect of the RBS Credit Facility Agreement, the Credit Suisse Credit Facility Agreement, the AIG Credit Facility Agreement, the Commerzbank Credit Facility Agreement and the Berenberg Credit Facility Agreement,

provided that (A) any such prepayment of Indebtedness corresponds to an amortization payment due during the Waiver Period and that was otherwise due under such loan facility without giving effect to any amendment or modification occurring after the Amendment No. 1 Effective Date and (B) all such prepayments of Indebtedness shall occur on or after January 4, 2010.

For purposes of (a), (b) and (c) above, all capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Bank of America Credit Facility Agreement.

4	RELEASE

4.1	Release.

(a)	In consideration of the Lender, the Facility Agent, the Security Trustee and the Swap Banks entering into this Second Amendatory Agreement, each of the Obligors acknowledges and agrees that:

(i)	such Obligor does not have any claim or cause of action against any Credit Party (or any of such Credit Party’s respective directors, officers, employees or agents);

(ii)	such Obligor does not have any offset right, counterclaim or defense of any kind against any of its respective Secured Liabilities to any Credit Party; and

(iii)	each of the Credit Parties has heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Obligors.

(b)
To eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any Credit Party’s rights, interests, contracts, collateral security or remedies, each Obligor unconditionally releases, waives and forever discharges:

(i)
any and all liabilities, obligations, duties, promises or indebtedness of any kind of any Credit Party to such Obligor, except the obligations to be performed by any Credit Party on or after the date hereof as expressly stated in this Second Amendatory Agreement, the Loan Agreement and the other Finance Documents; and

(ii)
all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which such Obligor might otherwise have against any Credit Party or any of its directors, officers, employees or agents, in either case (i) or (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

5	CONDITIONS SUBSEQUENT

5.1
Conditions subsequent.  The effectiveness of this Second Amendatory Agreement shall be subject to the following conditions subsequent being completed to the reasonable satisfaction of the Facility Agent on or before 5:00 p.m. New York time on January 29, 2010 (the “Conditions Subsequent Deadline”):

(a)           The Facility Agent shall have received:

(i)	an original of this Second Amendatory Agreement, duly executed by the parties hereto;

(ii)
a copy of the Bank of America Credit Facility Agreement and any amendment thereto, duly executed by the parties thereto, certified as of a date reasonably near the date of this Second Amendatory Agreement by a director or the president or the secretary (or equivalent officer) of the Guarantor as being a true and correct copy thereof;

(iii)
an original addendum to the Mortgage in respect of each of the Ships, each such addendum to be in form and substance satisfactory to the Facility Agent and duly executed by the parties thereto, together with documentary evidence that the relevant Mortgage addendum has been duly recorded according to the laws of the Republic of Liberia and, if required by Philippine law, that a cautionary notice with respect to such Mortgage addendum has been filed in the Philippine Bareboat Registry;

(iv)
copies of the constitutional documents, and each amendment thereto, of each Obligor, certified as of a date reasonably near the date of this Second Amendatory Agreement by a director or the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof;

(v)
copies of certificates dated as of a date reasonably near the date of this Second Amendatory Agreement, certifying that each Obligor is duly incorporated (or formed) and in goodstanding under the laws of such party’s jurisdiction of incorporation (or formation) and, in respect of each Borrower, that such Borrower is duly qualified and in goodstanding as a foreign maritime entity under the law of the Republic of Liberia;

(vi)
copies of resolutions of the directors (or equivalent governing body) (and where required, the shareholders or equivalent equity holders) of each Obligor authorizing the execution of each of this Second Amendatory Agreement and authorizing named officers or attorneys-in-fact to execute such documents, certified as of a date reasonably near the date of this Second Amendatory Agreement by a director or the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof;

(vii)
the original of any power of attorney under which this Second Amendatory Agreement and any document to be executed pursuant to this Second Amendatory Agreement is to be executed on behalf of an Obligor;

(viii)
copies of all consents which any of the Obligors requires to enter into, or make any payment or perform any of its obligations under or in connection with the transactions contemplated by this Second Amendatory Agreement, each certified as of a date reasonably near the date of this Second Amendatory Agreement by a director or the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof, or certification by such director, president or secretary (or equivalent officer) that no such consents are required;

(ix)
a certificate of each Obligor, signed on behalf of such party by a director or the president or the secretary (or equivalent officer) of the Guarantor, dated as of a date reasonably near the date of this Second Amendatory Agreement, certifying as to:

1.	the absence of any proceeding for the dissolution or liquidation of such party;

2.
the veracity in all material respects of the representations and warranties contained in the Loan Agreement, as amended hereby, as though made on and as of the date of this Second Amendatory Agreement, except for (A) representations or warranties which expressly relate to an earlier date in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date or (B) representations or warranties which are no longer true as a result of a transaction expressly permitted by the Loan Agreement;

3.
the absence of any material misstatement of fact in any information provided by any of the Obligors to the Facility Agent or the Lender or the Swap Banks since the date of the Original Loan Agreement and that such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.	the absence of any event occurring and continuing, or resulting from this Second Amendatory Agreement, that constitutes a Potential Event of Default or an Event of Default.

(x)	a favorable opinion of Cardillo & Corbett, New York, Liberian and Marshall Islands counsel to the Borrowers, in form, scope and substance satisfactory to the Credit Parties;

(xi)	a favorable opinion of Conyers Dill & Pearman, Bermuda counsel to the Guarantor, in form, scope and substance satisfactory to the Credit Parties; and

(xii)
if a cautionary notice with respect to each Mortgage addendum must be filed in the Philippine Bareboat Registry, a favorable opinion of Sycip, Salazar, Hernandez & Gatmaitman, Philippine counsel to the Credit Parties, in form, scope and substance satisfactory to the Credit Parties;

(xiii)
No Event of Default or Potential Event of Default shall have occurred and be continuing and there shall have been no material adverse change in the financial condition, operations or business prospects of the Obligors since the date of the Loan Agreement; and

(b)	The Obligors shall have paid to the Facility Agent an amendment fee of $89,660.

5.2
Waiver of conditions subsequent.  The Facility Agent, with the consent of the Lender and the Swap Banks, may waive one or more of the conditions referred to in Clause 5.1 provided that the Obligors deliver to the Facility Agent a written undertaking to satisfy such conditions within ten (10) Business Days after the Facility Agent grants such waiver (or such longer period as the Facility Agent may specify).

5.3
Failure to complete conditions subsequent.  If the Obligors fail to complete all or any of the conditions subsequent required by Clause 5.1(a) by the Conditions Subsequent Deadline, the Obligors acknowledge and agree that the amendments made in Clause 2 hereof and the extension of the Specified Waivers made in Clause 3 hereof shall be null, void and of no effect whatsoever and that the Credit Parties shall be entitled to all rights and to exercise all remedies afforded to them under the terms of the Loan Agreement (all of which are expressly reserved) as if (a) such amendments had not been made and (b) the Specified Waivers had not been extended by this Agreement.

6	EFFECT OF AMENDMENTS AND WAIVERS

6.1
References.  Each reference in the Original Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the “Loan Agreement” in any of the other Finance Documents, shall mean and refer to the Original Loan Agreement as amended hereby and by the First Amendatory Agreement.

6.2
Effect of amendments and waivers.  Subject to the terms of this Second Amendatory Agreement, with effect on and from the date hereof (subject to fulfillment or waiver of the conditions subsequent stated in Clause 5 above) the Loan Agreement shall be, and shall be deemed by this Second Amendatory Agreement to have been, amended upon the terms and conditions stated herein and, as so amended, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended.  In addition, each of the Finance Documents shall be, and shall be deemed by this Second Amendatory Agreement to have been, amended as follows:

(a)
the definition of, and references throughout each of such Finance Documents to, the “Loan Agreement” and any of the other Finance Documents shall be construed as if the same referred to the Original Loan Agreement and those Finance Documents as amended or supplemented by this Second Amendatory Agreement and the First Amendatory Agreement; and

(b)
by construing references throughout each of the Finance Documents to “this Agreement”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Second Amendatory Agreement and the First Amendatory Agreement.

6.3
No other amendments or waivers; ratification.  Except as amended, waived or temporarily waived hereby, all other terms and conditions of the Loan Agreement and the other Finance Documents remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.  Without limiting the foregoing, the Guarantor acknowledges and agrees that the Guaranty remains in full force and effect.  The Obligors acknowledge and agree that the Loan Agreement shall, together with this Second Amendatory Agreement, be read and construed as a single agreement.

7	REPRESENTATIONS AND WARRANTIES

7.1
Authority.  The execution and delivery by each of the Obligors of this Second Amendatory and the performance by each Obligor of all of its agreements and obligations under the Loan Agreement, as amended hereby, are within such Obligor’s corporate authority and have been duly authorized by all necessary corporate action on the part of such Obligor.

7.2
Enforceability.  This Second Amendatory Agreement and the Loan Agreement, as amended hereby, constitute the legal, valid and binding obligations of each of the Obligors party hereto and are enforceable against such Obligors in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

8	MISCELLANEOUS

8.1
Governing law.  THIS SECOND AMENDATORY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401).

8.2	Counterparts. This Second Amendatory Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

8.3
Severability.  Any provision of this Second Amendatory Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.

8.4
Payment of expenses.  The Obligors agree to pay or reimburse each of the Credit Parties for all reasonable expenses in connection with the preparation, execution and carrying out of this Second Amendatory Agreement and any other document in connection herewith or therewith, including but not limited to, reasonable fees and expenses of any counsel whom the Credit Parties may deem necessary or appropriate to retain, any duties, registration fees and other charges and all other reasonable out-of-pocket expenses incurred by any of the Credit Parties in connection with the foregoing.

8.5	Headings and captions. The headings captions in this Second Amendatory Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

[SIGNATURE PAGES FOLLOW]

WHEREFORE, the parties hereto have caused this Second Amendatory Agreement to be executed as of the date first above written.

BEDFORD MARITIME CORP., as Borrower By: /s/ William J. Carr William J. Carr President	DVB GROUP MERCHANT BANK (ASIA) LTD., as Lender By /s/ Martijn Van Tuyl Martijn van Tuyl Attorney-in-Fact
BRIGHTON MARITIME CORP., as Borrower By: /s/ William J. Carr William J. Carr President	DVB GROUP MERCHANT BANK (ASIA) LTD., as Facility Agent and Security Trustee By:/s/ Martijn Van Tuyl Martijn van Tuyl Attorney-in-Fact
HARI MARITIME CORP., as Borrower By: /s/ William J. Carr William J. Carr President PROSPECT NAVIGATION CORP., as Borrower By: /s/ William J. Carr William J. Carr President	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as Swap Bank By: /s/ Paul Packard Paul Packard Senior Manager By: /s/ Kimberly Jones Kimberly Jones Manager
HANCOCK NAVIGATION CORP., as Borrower By: /s/ William J. Carr William J. Carr President COLUMBUS MARITIME CORP., as Borrower By: /s/ William J. Carr William J. Carr President	NATIXIS, as Swap Bank By: /s/ Susan Bellanger Susan Bellanger Authorized Signatory By: /s/ Bernard Issautier Bernard Issautier Authorized Signatory
WHITEHALL MARINE TRANSPORT CORP., as Borrower By: /s/ William J. Carr William J. Carr President	DVB BANK SE, as Swap Bank By: /s/ Jane Freeberg Sarma Jane Freeberg Sarma Attorney-in-Fact
TBS INTERNATIONAL LIMITED, as Guarantor By: /s/ William J. Carr William J. Carr President